BCB Bancorp, Inc., Announces Increase in First Quarter Earnings and Declaration of Quarterly Dividend

Bayonne, N.J. – April 28, 2011 (BUSINESS WIRE) – BCB Bancorp, Inc., Bayonne, NJ (NASDAQ: BCBP – News) announced an increase in net income of $1.2 million or 171.4% to $1.9 million for the three months ended March 31, 2011 from $718,000 for the three months ended March 31, 2010. Basic and diluted earnings per share were $0.20 for the three months ended March 31, 2011 as compared to $0.15 for the three months ended March 31, 2010. The weighted average number of common shares outstanding for the three months ended March 31, 2011 for basic and diluted earnings per share calculations was 9,393,000 and 9,413,000. The weighted average number of common shares outstanding for the three months ended March 31, 2010 for basic and diluted earnings per share calculations was 4,662,000 and 4,678,000.

Total assets decreased by $7.0 million or 0.63% to $1.10 billion at March 31, 2011 from $1.11 billion at December 31, 2010. Total cash and cash equivalents decreased by $54.9 million or 45.3% to $66.2 million at March 31, 2011 from $121.1 million at December 31, 2010. Investment securities classified as held-to-maturity increased by $60.6 million or 36.6% to $226.2 million at March 31, 2011 from $165.6 million at December 31, 2010. Loans receivable decreased by $7.7 million or 1.0% to $765.4 million at March 31, 2011 from $773.1 million at December 31, 2010. Deposit liabilities decreased by $7.4 million or 0.83% to $878.9 million at March 31, 2011 from $886.3 million at December 31, 2010. Stockholders’ equity increased by $1.0 million or 1.0% to $100.0 million at March 31, 2011 from $99.0 million at December 31, 2010. The increase in stockholders’ equity was primarily attributable to net income for the three months ended March 31, 2011 of $1.9 million, a $172,000 increase resulting from the exercise of stock options totaling 19,084 shares and a $96,000 increase in the market value of our available-for-sale securities portfolio, net of tax. This gain was partially offset by the payment of a quarterly cash dividend totaling $1.1 million, representing a $0.12 per share payment during the three months ended March 31, 2011 and $54,000 paid to repurchase 5,132 shares of the Company’s common stock.

Net income increased by $1.2 million or 171.4% to $1.9 million for the three months ended March 31, 2011 from $718,000 for the three months ended March 31, 2010. The increase in net income reflects increases in net interest income, non-interest income and a decrease in the provision for loan losses, partially offset by increases in non-interest expense and income tax expense.

Net interest income increased by $4.93 million or 104.0% to $9.67 million for the three months ended March 31, 2011 from $4.74 million for the three months ended March 31, 2010. The increase in net interest income resulted primarily from an increase in the average balance of interest earning assets of $463.6 million or 74.7% to $1.08 billion for the three months ended March 31, 2011 from $620.8 million for the three months ended March 31, 2010, partially offset by a decrease in the average yield of interest earning assets to 4.82% for the three months ended March 31, 2011 from 5.13% for the three months ended March 31, 2010. The average balance of interest bearing liabilities increased by $384.6 million or 70.4% to $930.9 million for the three months ended March 31, 2011 from $546.3 million for the three months ended March 31, 2010 and the average cost of interest bearing liabilities decreased by ninety-one basis points to 1.45% for the three months ended March 31, 2011 from 2.36% for the three months ended March 31, 2010. The decrease of ninety-one basis points in the average cost of interest bearing liabilities more than offset the decrease of thirty-one basis points in the average yield on interest earning assets. As a consequence of the aforementioned, our net interest margin increased to 3.57% for the three months ended March 31, 2011 from 3.06% for the three months ended March 31, 2010. The increase in the average balance of interest earning assets and the average balance of interest bearing liabilities was primarily attributable to the completion of the business combination transaction with Pamrapo Bancorp, Inc., on July 6, 2010.

Donald Mindiak, President & CEO commented, “our increase in earnings per share was reflective of a concerted effort to redeploy accumulated liquidity into higher yielding, intermediate term mortgage backed securities during the quarter. The culmination of the business combination transaction with Pamrapo Bancorp, Inc., coupled with the balance sheet growth this transaction brought as well as the synergies extracted from the combination, factored positively in the improvement in our net interest margin to 3.57% from 3.06%. Asset quality remains the most critical component of management’s focus, with an increase in internal resources dedicated to addressing these concerns in this challenging economy.”

Mr. Mindiak continued, “The Board of Directors unanimously declared a quarterly cash dividend of $0.12/share payable on Monday, May 16, 2011, with a record date of May 6, 2011, consistent with our prior quarter’s amount. The maintenance of our quarterly cash dividend remains a source of pride that we can continue to provide our shareholders a competitive return on their equity, while maintaining sufficient capital and allowance levels to address the challenges of this economy. Our recent announcement to engage in a business combination transaction with Allegiance Community Bank reinforces our commitment to our shareholders that we will explore opportunities and execute transactions that we believe provide the opportunity for growth in both franchise and shareholder value.”

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry;

changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

It also should be noted that the Company occasionally evaluates opportunities to expand through acquisition and may conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place in the future, and acquisitions involving cash, debt, or equity securities may occur. Furthermore, the timing and occurrence or non-occurrence of these events may be subject to circumstances beyond the Company’s control.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

	BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition at
	March 31, 2011 and December 31, 2010
(Unaudited)
(in thousands, except for share data)

	March 31,	December 31,
	2011	2010

ASSETS
Cash and amounts due from depository institutions	$ 23,975	$ 22,065
Interest-earning deposits	42,248	99,062
Total cash and cash equivalents	66,223	121,127

Securities available for sale	1,257	1,098
Securities held to maturity, fair value $227,508 and $166,785;
respectively	226,208	165,572
Loans held for sale	1,739	5,572
Loans receivable, net of allowance for loan losses of $8,387 and
$8,417; respectively	765,397	773,101
Premises and equipment	12,625	11,359
Property held for sale	1,017	1,017
Federal Home Loan Bank of New York stock	6,723	6,723
Interest receivable	5,587	5,203
Real estate owned	3,431	3,602
Deferred income taxes	5,842	5,785
Other assets	3,818	6,729
Total Assets	$ 1,099,867	$ 1,106,888

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$ 70,941	$ 69,471
Interest bearing deposits	807,930	816,817
Total deposits	878,871	886,288
Long-term Debt	114,124	114,124
Other Liabilities	6,891	7,502
Total Liabilities	999,886	1,007,914

STOCKHOLDERS' EQUITY
Common stock; $0.064; stated value; 20,000,000 shares authorized;
10,163,914 and 10,144,830 shares, respectively, issued;
9,397,647 shares and 9,383,695 shares, respectively, outstanding	649	649
Paid-in capital	85,499	85,327
Treasury stock, at cost, 766,267 and 761,135 shares, respectively	(10,814)	(10,760)
Retained Earnings	24,546	23,753
Accumulated other comprehensive income	101	5
Total stockholders' equity	99,981	98,974

Total liabilities and stockholders' equity	$ 1,099,867	$ 1,106,888

	BCB BANCORP INC. AND SUBSIDIARIES
	Consolidated Statements of Income
	For the three months ended
	March 31, 2011 and 2010
		(Unaudited)
	(in thousands, except for per share data)

	Three Months Ended March 31,
	2011		2010

Interest income:
Loans …………………………………………………………………	$ 11,261		$ 6,437
Investments, taxable ..……………………………………………….	1,753		1,504
Investment, non-taxable…………………………………………….	12		-
Other interest-earning assets .……………….…………………….	28		19
Total interest income …………………………………………	13,054		7,960

Interest expense:
Deposits:
Demand ……………………………………………………………	225		212
Savings and club …….……………………………………………	269		272
Certificates of deposit …………………………….………………	1,667		1,513
	2,161		1,997

Borrowed money ………….….……...……..……………...………	1,221		1,221

Total interest expense ……………………….………….……	3,382		3,218

Net interest income ………………………………………………	9,672		4,742
Provision for loan losses …………………………………….……….	350		450

Net interest income after provision for loan losses ……………	9,322		4,292

Non-interest income:
Fees and service charges ……………………………………..…	219		160
Gain on sales of loans originated for sale.……..………………	178		72
(Loss) on sale of real estate owned……………………………	(80)		-
Other ………………………………………………………………	136		9
Total non-interest income …………………………………	453		241

Non-interest expense:
Salaries and employee benefits …………………………………	3,007		1,367
Occupancy expense of premises ……………………………….	779		287
Equipment …………………………………………………………	1,023		554
Professional Fees………………………………………………...	203		132
Directors Fees…………………………………………………….	119		106
Regulatory Assessments………………………………………..	438		173
Advertising ……………………………………………………....	72		67
Merger related expenses………………………………………..	-		200
Other ……………………………………………………………..	988		383
Total non-interest expense ………….…………………….	6,629		3,269

Income before income tax provision ……….………....…….....	3,146		1,264
Income tax provision …….……………..……..…..…..………......	1,225		546

Net Income …...……...…..……………………………………....	$ 1,921		$ 718

Net Income per common share-basic and diluted …..….…….....
Basic …………..………………….......	$ 0.20		$ 0.15
Diluted ………….…………………....	$ 0.20		$ 0.15

Weighted average number of common shares outstanding…
Basic .……………………..…..……….	9,393		4,662
Diluted ……………………………….	9,413		4,678